Exhibit 99.2

H. Patrick Dee Chief Operating Officer (505) 241-7102	Christopher C. Spencer Chief Financial Officer (505) 241-7154

FIRST STATE BANCORPORATION ANNOUNCES

MICHAEL J. BLAKE APPOINTED TO BOARD

Albuquerque, NM—January 28, 2008—First State Bancorporation (“First State”) (NASDAQ:FSNM) announced today that Michael J. Blake, founder and current President & CEO of Olympus Financial Advisors, has been appointed to the First State Board of Directors effective January 25, 2008. “We are honored that Mr. Blake has joined our board,” stated Michael R. Stanford, President and CEO. “His knowledge and skill in the areas of finance and investments are welcome assets to our corporation.”

Mr. Blake entered the Financial Services Industry with AXA/Equitable in 1990. During his time with AXA/Equitable, he won numerous awards and recognitions. In 2002, Mr. Blake started Olympus Financial Advisors. Each year since 2002, Mr. Blake has received the prestigious Summit of Inner Circle Award from UNIFI companies for exceptional sales and qualified for both their National and International Conferences. In December 2007, he was named a member of UNIFI’s Field Advisory Council. Goldline Research has recognized Mr. Blake as one of the “Most Dependable Wealth Managers of the Southwest” for the second consecutive year. This list is published in the January 2008 issue of Forbes.

Blake has been involved as a contributor and member of numerous boards of directors and charity organizations. He served as Campaign Chairperson and Leadership Chair of the United Way of Central New Mexico. He is also a Past President of General Agency Managers Association (GAMA). He was a member of New Mexico Business Economic Forum and past member of the Board of Directors for the University of New Mexico Lobo Club. Blake served on the board of directors for the Juvenile Diabetes Research Foundation (JDRF) Desert Southwest Chapter and Chaparral High School. Michael and his wife, Janice, were recently welcomed into the New Mexico Popejoy Society. Michael attended Lewis University in Romeoville, Illinois, earning both a BA in Accounting and an MBA in Marketing. Michael and Janice reside in Paradise Valley, Arizona with their three daughters.

ABOUT FIRST STATE

First State is a New Mexico-based bank holding company. First State provides commercial banking services to businesses through its subsidiary bank, First Community Bank. First Community Bank currently operates 61 branch offices, in New Mexico Colorado, Arizona, and Utah. On January 25, 2008, First State Bancorporation’s stock (NASDAQ:FSNM) closed at $12.47.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

First State’s news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State’s website at www.fcbnm.com. Investors and securityholders may also obtain these documents free of charge at the SEC’s website at www.sec.gov.